1500 City West Blvd . Suite 200
Houston, TX 77042
(713) 458-7200

March 6, 2006

VIA FEDERAL EXPRESS

Wells Fargo Bank, N.A. as Trustee Wells Fargo Center Sixth Street & Marquette Ave. Minneapolis, MN 55479-0123 Attn: Corporate Trust Services (CMBS)-GECMC 2004-C3	GE Commercial Mortgage Corporation. C.O: General Electric Capital Corporation 125 Park Ave., 10th Floor New York, NY 10017 Attn: Capital Markets/Daniel Vinson
Deutsche Bank Securities, Inc. 60 Wall Street New York, New York 10005	Banc of America Securities LLC 214 North Tryon Street NC1-027-21-02 Charlotte, North Carolina 28255
Citigroup Global Markets Inc. 388 Greenwich Street, 11th Floor New York, New York, 10013	Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center New York, New York 10080
J.P. Morgan Securities Inc. One Chase Manhattan Plaza New York, New York 10081	German American Capital Corporation 60 Wall Street New York, NY 10005 Attn: Lainie Kaye Fax: (212) 250-5270
CBA Mezzaine Capital Finance, LLC 51 JFK Parkway, 4th Floor East Short Hills, NY 07078 Attn: Martin T. Lanigan, President and CEO Fax: (973) 467-9696	With a copy to: Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Attn: Harvey R. Uris Fax: (212) 735-2212
With a copy to: Winston & Strawn, LLP 200 Park Avenue New York, NY 10166 Attn: Tracey A. Leitnian Fax: (212) 294-4700	Cadwalader, Wickersham & Taft LLP Deutsche Mortgage & Asset Receiving Corporation COMM-LNB One World Financial Center New York, NY 10281

OFFICER'S CERTIFICATE

Re: Statement as to Compliance
  GE Commercial Mortgage Corporation, Commercial Mortgage Pass-Through Certificates, Series 2004-C 3

Officer's Certificate
March 6, 2006

In accordance with Section 3.13 of the Pooling and Servicing Agreement (the '"Agreement") dated as of July 1, 2004, entered into in connection with the above-referenced Certificates, the undersigned officer of GEMSA Loan Services, L.P. (the "Servicer") hereby certifies that (i) a review of the activities of the Servicer for the preceding partial calendar year (which GEMSA Loan Services, L.P. served as "Servicer" under the Agreement) and of its performance under the Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Servicer has maintained an effective internal control system relating to its servicing of the Mortgage Loans and Serviced Whole Loans serviced by it and has fulfilled in all material respects its obligations under the Agreement throughout such partial year, and (iii) the Servicer has received no notice regarding the qualification, or challenging the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or of the Grantor Trust as a "grantor trust" from the Internal Revenue Service or any other governmental agency or body.

/s/Pat McEntee
Pat Mcentee, Director, Portfolio Management, on behalf of
GEMSA Loan Services, L.P. in its capacity as Servicer